Exhibit 4.75

SYSTEM ENERGY RESOURCES, INC.

OFFICER’S CERTIFICATE

5-B-5

Establishing the Form and Certain Terms of the

First Mortgage Bonds, 5.30% Series due December 15, 2034

The undersigned, Kevin J. Marino, Assistant Treasurer and an Authorized Officer of System Energy Resources, Inc., an Arkansas corporation (the “Company”) (all capitalized terms used herein that are not defined herein but are defined in the Mortgage referred to below shall have the meanings specified in such Mortgage), pursuant to Board Resolutions effective as of October 24, 2024, and Sections 201 and 301 of such Mortgage, does hereby certify to THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) under the Mortgage and Deed of Trust, dated as of June 15, 1977 (as amended, restated and supplemented by the Twenty-Fourth Supplemental Indenture thereto dated as of September 1, 2012, and as further supplemented and as to be further supplemented by this Officer’s Certificate, the “Mortgage”) as of December 3, 2024, that:

1. The Securities of the Twenty-seventh series to be issued under the Mortgage (the “Bonds”) shall be issued in a series designated “First Mortgage Bonds, 5.30% Series due December 15, 2034;” the Bonds shall be in substantially the form set forth in Exhibit A hereto; the Bonds shall initially be issued in the aggregate principal amount of $300,000,000; however, the aggregate principal amount of Bonds which may be authenticated and delivered under the Mortgage is unlimited; and the Bonds issued on the original issue date and any additional Bonds issued thereafter shall be considered one and the same series of Securities under the Mortgage; additional Bonds, without limitation as to amount, having substantially the same terms as the then Outstanding Bonds (except for the issue date, the price to public and, if applicable, the initial interest payment date) may be issued by the Company without notice to or the consent of the existing Holders of the Bonds.

2. The Bonds shall mature and the principal shall be due and payable together with all accrued and unpaid interest thereon on December 15, 2034, and the Company shall not have any right to extend the Maturity of the Bonds as contemplated in Section 301(d) of the Mortgage.

3. The Bonds shall bear interest as provided in the form thereof set forth in Exhibit A hereto; the Interest Payment Dates for the Bonds shall be June 15 and December 15 of each year, commencing June 15, 2025.

4. Each installment of interest on the Bonds shall be payable as provided in the form thereof set forth in Exhibit A hereto; the Company shall not have any right to extend any interest payment periods for the Bonds as contemplated in Section 301(e) of the Mortgage.

5. The principal of, premium, if any, and each installment of interest on the Bonds shall be payable, and registration of transfers and exchanges in respect of the Bonds may be effected, at the office or agency of the Company in The City of New York and as otherwise provided in the form of Bond set forth in Exhibit A hereto; and notices and demands to or upon the Company in respect of the Bonds or in respect of the Mortgage may be served at the office or agency of the Company in The City of New York; the Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration of transfers and exchanges and service of notices and demands, and the Company hereby appoints the Trustee as its agent for all such purposes; and the Trustee will initially be the Security Registrar and the Paying Agent for the Bonds; provided, however, that the Company reserves the right to change, by one or more Officer’s Certificates, any such office or agency and such agent.

6. The Regular Record Dates for the interest payable on any given Interest Payment Date with respect to the Bonds shall be the close of business on the Business Day immediately preceding such Interest Payment Date.

7. The Bonds are subject to redemption as provided in the form thereof set forth in Exhibit A hereto.

8. No service charge shall be made for the registration of transfer or exchange of the Bonds; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer.

9. The Bonds shall be issued initially in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company (“DTC”)); provided, that the Company reserves the right to provide for another depository, registered as a clearing agency under the Exchange Act, to act as depository for the global Bonds (DTC and any such successor depository, the “Depository”); beneficial interests in Bonds issued in global form may not be exchanged in whole or in part for individual certificated Bonds in definitive form, and no transfer of a global Bond in whole or in part may be registered in the name of any Person other than the Depository or its nominee except that (i) if the Depository (A) has notified the Company that it is unwilling or unable to continue as depository for the global Bonds or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository for such global Bonds has not been appointed by the Company within ninety (90) days after the Company receives such notice or becomes aware of such condition, as the case may be or (ii) the Company executes and delivers to the Trustee an Officer’s Certificate providing that the global Bonds shall be so exchangeable, in each case, the Company will execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of definitive Bonds, will authenticate and deliver Bonds in definitive certificated form in an aggregate principal amount equal to the principal amount of the global Bonds representing such Bonds in exchange for such global Bonds, such definitive Bonds to be registered in the names provided by the Depository; each global Bond (i) shall represent and shall be denominated in an amount equal to the aggregate principal amount of the outstanding Bonds to be represented by such global Bond, (ii) shall be registered in the name of the Depository or its nominee, (iii) shall be delivered by the Trustee to the Depository, its nominee, any custodian for the Depository or otherwise pursuant to the Depository’s instruction and (iv) shall bear a legend restricting the transfer of such global Bond to any person other than the Depository or its nominee; none of the Company, the Trustee, any Paying Agent or any Authenticating Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; the Bonds in global form will contain restrictions on transfer, substantially as described in the form set forth in Exhibit A hereto.

10. None of the Trustee, the Security Registrar or the Company shall have any liability for any acts or omissions of the Depository, for any transfers of beneficial interests in the Bonds, for any Depository records of beneficial interests, for any transactions between the Depository and beneficial owners or in respect of any transfers effected by the Depository or by any participant members of the Depository or any beneficial owner of any interest in any Bonds held through any such participant member of the Depository.

11. If the Company shall make any deposit of money and/or Eligible Obligations with respect to any Bonds, or any portion of the principal amount thereof, as contemplated by Section 801 of the Mortgage, the Company shall not deliver an Officer’s Certificate described in clause (z) in the first paragraph of said Section 801 unless the Company shall also deliver to the Trustee, together with such Officer’s Certificate, either:

(i) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of such Bonds, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 801), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Bonds or portions thereof, all in accordance with and subject to the provisions of said Section 801; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency with reasonable documentation supporting the assertion; or

(ii) an Opinion of Counsel to the effect that, as a result of a change in law occurring after the date of this certificate, the Holders of such Bonds, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company’s indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

12. The Eligible Obligations with respect to the Bonds shall be Government Obligations.

13. For purposes of the provisions contained in paragraphs 14 – 18, the following terms shall be defined as follows:

“Affiliate Operating Company” shall mean each of Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans.

“Availability Agreement” shall mean the Availability Agreement, dated as of June 21, 1974, as amended and as may be further amended from time to time, among the Company, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi and Entergy New Orleans.

“Basic Agreements” shall mean the Availability Agreement and the Forty-second Assignment of Availability Agreement.

“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York, New York, are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.

“Entergy Arkansas” shall mean Entergy Arkansas, LLC, a Texas limited liability company and successor in interest to Arkansas Power & Light Company, an Arkansas corporation, and Arkansas-Missouri Power Company, an Arkansas corporation.

“Entergy Louisiana” shall mean Entergy Louisiana, LLC, a Texas limited liability company and successor in interest to Louisiana Power & Light Company, a Louisiana corporation.

“Entergy Mississippi” shall mean Entergy Mississippi, LLC, a Texas limited liability company and successor in interest to Mississippi Power & Light Company, a Mississippi corporation.

“Entergy New Orleans” shall mean Entergy New Orleans, LLC, a Texas limited liability company and successor in interest to New Orleans Public Service Inc., a Louisiana corporation.

“Forty-second Assignment of Availability Agreement” shall mean the Forty-second Assignment of Availability Agreement, Consent and Agreement, dated as of December 6, 2024, among the Company, Entergy Arkansas, Entergy Louisiana, Entergy Mississippi, Entergy New Orleans and the Trustee.

“Grand Gulf Project” shall mean the two-unit steam electric generating station of the Company located in Mississippi along the east bank of the Mississippi River near Port Gibson, Mississippi, contemplated under the Availability Agreement to consist of two nominally-rated 1,250,000 kw steam nuclear-fueled electric generating units.

14. So long as any Bonds remain Outstanding, the Company will comply with the following covenants in addition to those specified in Article Seven and Section 1201 of the Mortgage:

Security Interests in Certain Agreements.

The Company will not transfer, pledge, assign or grant a security interest in any of its right, title and interest in, to or under (including its right to any moneys due or to become due under) any of the Basic Agreements, except to the extent expressly permitted pursuant to or recognized by the terms of the Forty-second Assignment of Availability Agreement.

Availability Agreement.

The Company will (i) duly perform all obligations to be performed by it under the Availability Agreement and the Forty-second Assignment of Availability Agreement, (ii) promptly take any and all action (including, without limitation, obtaining all orders, consents, permits, licenses and approvals, and making all registrations, declarations and filings) as may be necessary to enforce its rights under the Availability Agreement or the Forty-second Assignment of Availability Agreement and to enforce or secure the performance by the other parties thereto of their respective obligations thereunder, and (iii) use its best efforts to obtain all orders, consents, permits, licenses and approvals, and make all registrations, declarations and filings, necessary to keep the Availability Agreement and the Forty-second Assignment of Availability Agreement in full force and effect. In the event of any material nonperformance by any party under the Availability Agreement or the Forty-second Assignment of Availability Agreement, the Company agrees that it will (i) duly perform all obligations to be performed by it under any other agreement for the sale of capacity and/or energy from the Grand Gulf Project, (ii) promptly take any and all action (including, without limitation, obtaining all orders, consents, permits, licenses and approvals, and making all registrations, declarations and filings) as may be necessary to enforce its rights under any other agreement for the sale of capacity and/or energy from the Grand Gulf Project and to enforce or secure the performance by the other parties thereto of their respective obligations thereunder, and (iii) use its best efforts to obtain all orders, consents, permits, licenses and approvals, and make all registrations, declarations and filings necessary to maintain any other agreement for the sale of capacity and/or energy from the Grand Gulf Project in full force and effect.

15. The following events shall be additional Events of Default (in addition to those set forth in Section 901 of the Mortgage) so long as any Bonds remain Outstanding:

(a) Any Affiliate Operating Company shall fail to pay or advance to the Company or the Trustee, as the case may be, any amount which such Affiliate Operating Company shall be obligated to pay or advance to the Company pursuant to the Availability Agreement and the Forty-second Assignment of Availability Agreement (or would be obligated to pay or advance under such agreements but for (i) the provisions of Section 7 of the Availability Agreement or the equivalent provision of any agreement substituted therefor, (ii) the bankruptcy or reorganization of any Affiliate Operating Company or the pendency of proceedings therefor, (iii) the condemnation or seizure of control of all or substantially all of the properties of any Affiliate Operating Company by a governmental authority or (iv) the occurrence of an event described in clause (i) or (ii) of paragraph (c) hereof) within thirty (30) days after the date when such Affiliate Operating Company shall be obligated to pay or advance such amount (or would be obligated to pay but for the events described in (i) through (iv) of this subsection) or any of the parties thereto shall default in the performance of its obligations contained in the first sentence of Section 4 of the Availability Agreement (it being understood that if the entire amount of such obligatory payment is deposited with the Trustee before the expiration of such period of thirty (30) days, such Event of Default shall no longer be considered to be continuing under the Mortgage);

(b) Default by any Affiliate Operating Company or the Company in the observance or performance of any other covenant or agreement contained in the Availability Agreement or the Forty-second Assignment of Availability Agreement, and the continuance of the same unremedied for a period of thirty (30) days after written notice thereof, stating it is a “Notice of Default” under the Mortgage, shall have been given to the Company by the Trustee or the Holders of at least fifteen per centum (15%) in principal amount of the Bonds then Outstanding; or

(c) The Availability Agreement or the Forty-second Assignment of Availability Agreement shall, pursuant to a final binding judgment or order as to which no further appeals are available, at any time for any reason (i) cease to be in full force and effect or (ii) shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Affiliate Operating Company or the Company or any Affiliate Operating Company or the Company shall deny that it has any or further liability thereunder; unless (A) within 45 days after the occurrence of any such event any Affiliate Operating Company or the Company, as the case may be, shall have entered into a substitute Agreement and furnished the Trustee an Officer’s Certificate, confirmed by an opinion of an investment banking firm appointed by the Board of Directors of the Company, to the effect that in the opinion of the signers, the substitute Agreement offers (subject to obtaining necessary regulatory approval, if any) equivalent security to the Bonds, and (B) within 180 days after the occurrence of such event any Affiliate Operating Company or the Company, as the case may be, shall have obtained all necessary regulatory approvals for the performance of such substitute agreement and shall have provided to the Trustee an Opinion of Counsel to such effect and to the effect that such substitute agreement is valid, binding and enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting enforcement of creditors’ rights.

16. In addition to the security provided under the Mortgage, the Forty-second Assignment of Availability Agreement and all proceeds therefrom, shall be for the sole and exclusive benefit of the Holders of the Bonds then Outstanding, and any enforcement thereof or remedy related thereto shall be for the benefit of and subject to the direction and control of such Holders in the same manner as any remedy or means of enforcement relating to the Mortgaged and Pledged Property are within the direction and control of the Holders of the Bonds, and any proceeds therefrom shall be applied for the exclusive benefit of the Holders of the Bonds in the same manner as set forth in Section 906 (Second) of the Mortgage.

17. Upon the termination of the Availability Agreement as contemplated by paragraph 18 hereof, this Officer’s Certificate and the terms of the Bonds shall be automatically amended, without any further action by the Company, the Trustee or the Holders of the Bonds, to delete paragraphs 15 and 16 hereof. The Company shall provide the Trustee with prompt written notice of any such termination, and the Trustee shall, at the written request of the Company, and upon receipt of an Officer’s Certificate and Opinion of Counsel pursuant to Sections 104 and 1303 of the Mortgage, execute such instruments as may be reasonably required or desirable to evidence such amendments.

18. The Company reserves the right to terminate the Availability Agreement and the Forty-second Assignment of Availability Agreement, and each Holder the Bonds, by its acquisition of an interest in such Securities, irrevocably consents to such termination without any other further action by any Holder of the Bonds, upon delivery to the Trustee of an Officer’s Certificate stating the following: The Availability Agreement and the Assignments thereof are similarly terminated as they relate to all other outstanding series of Securities and all other indebtedness of the Company or no longer apply or do not apply to any other such series of Securities or indebtedness.

19. The Bonds shall have such other terms and provisions as are provided in the form set forth in Exhibit A hereto.

20. No Event of Default under the Mortgage has occurred or is occurring.

21. The undersigned has read all of the covenants and conditions contained in the Mortgage, and the definitions in the Mortgage relating thereto, relating to the issuance and authentication and delivery of the Bonds and in respect of compliance with which this certificate is made.

22. The statements contained in this certificate are based upon the familiarity of the undersigned with the Mortgage, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein.

23. In the opinion of the undersigned, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenants and conditions have been complied with.

24. In the opinion of the undersigned, such conditions and covenants, and all conditions precedent provided for in the Mortgage (including any covenants compliance with which constitutes a condition precedent) relating to the authentication and delivery of the Bonds requested in the accompanying Company Order have been complied with.

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IN WITNESS WHEREOF, I have executed this Officer’s Certificate as of the date set forth above.

By:	/s/ Kevin J. Marino
	Name:	Kevin J. Marino
	Title:	Assistant Treasurer

STATE OF LOUISIANA    §

  §

PARISH OF ORLEANS     §

On the 3rd day of December, 2024, before me appeared Kevin J. Marino, to me personally known, who, being by me duly sworn, did say that he is Assistant Treasurer of SYSTEM ENERGY RESOURCES, INC., and that the above instrument was signed on behalf of said corporation by authority of its Board of Directors, and said Kevin J. Marino acknowledged said instrument to be the free act and deed of said corporation.

/s/ Dawn Balash
Dawn Balash
Notary Public ID number: 140967
My commission expires: at death

Exhibit A

[FORM OF REGISTERED BOND]

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to System Energy Resources, Inc., or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No. R-___	CUSIP No. 871911 AV5

STATED MATURITY: December 15, 2034	PRINCIPAL AMOUNT: $_________

SYSTEM ENERGY RESOURCES, INC.

FIRST MORTGAGE BONDS, 5.30% SERIES DUE DECEMBER 15, 2034

SYSTEM ENERGY RESOURCES, INC., a corporation duly organized and existing under the laws of the State of Arkansas (herein referred to as the “Company,” which term includes any successor Person under the Mortgage referred to below), for value received, hereby promises to pay to or registered assigns, the principal amount specified above on the Stated Maturity set forth above and to pay interest on the unpaid principal hereof and on any overdue interest from and including December 6, 2024, or from and including the most recent interest payment date to which interest has been paid on Securities of this series or duly provided for, semiannually on June 15 and December 15 of each year, commencing June 15, 2025, and on the Stated Maturity (each, an “Interest Payment Date”), at the rate of 5.30% per annum (the “Interest Rate”) to but excluding the date on which the principal hereof is paid or made available for payment. In the event that any Interest Payment Date is not a Business Day (as defined below), then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Mortgage, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Business Day immediately preceding such Interest Payment Date (each a “Regular Record Date”), except that interest payable at Maturity will be payable to the Person to whom principal shall be paid. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Mortgage referred to herein.

The Company shall pay interest on such Defaulted Interest (to the extent that payment thereof is enforceable under the applicable law) at the Interest Rate.

Payment of the principal of and premium, if any, and interest at Maturity on this Security shall be made upon presentation of this Security at the office or agency of the Company maintained for that purpose in The City of New York, in the State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest on this Security (other than interest payable at Maturity) may be paid by check mailed to the address of the Person entitled thereto, as such address shall appear on the Security Register, and provided, further, that if such Person is a securities depositary, such payment may be made by such other means in lieu of check as shall be agreed upon by the Company, the Trustee and such Person.

All terms used in this Security not otherwise defined herein which are defined in the Mortgage shall have the meanings assigned to them in the Mortgage and in the Officer’s Certificate establishing the terms of the Securities of this series (the “Series Officer’s Certificate”).

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Mortgage and Deed of Trust dated as of June 15, 1977 (as amended, restated and supplemented by the Twenty-Fourth Supplemental Indenture thereto dated as of September 1, 2012, and as heretofore further supplemented, including by the Officer’s Certificate establishing the Securities of this series, herein called the “Mortgage,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Mortgage), and reference is hereby made to the Mortgage, for a statement of the property mortgaged, pledged and held in trust, the nature and extent of the security, the conditions upon which the Lien of the Mortgage may be released and to the Mortgage, Board Resolutions and Series Officer’s Certificate creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The acceptance of this Security shall be deemed to constitute the consent and agreement by the Holder thereof to all of the terms and provisions of the Mortgage. This Security is one of the series designated on the face hereof.

Prior to September 15, 2034 (the “Par Call Date”), the Securities of this series will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ notice prior to the date fixed for redemption (each, a “Redemption Date”), at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) (a “Redemption Price”) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal of the Securities of this series to be redeemed and interest thereon discounted to the Redemption Date (assuming the Securities of this series matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the Redemption Date, and

(2)	100% of the principal amount of the Securities of this series to be redeemed,

plus, in either case, accrued and unpaid interest on the Securities of this series being redeemed to, but not including, the Redemption Date.

On or after the Par Call Date, the Securities of this series will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ notice prior to the Redemption Date, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities of this series being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date as follows:

(1) the Company shall select (a) the United States Treasury security maturing on the Par Call Date, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the Par Call Date, then the United States Treasury security with the maturity date that is closest to the Par Call Date, subject to clauses (2) and (3) below, as applicable; or

(2) if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the Par Call Date, one or more with maturity dates preceding the Par Call Date and one or more with maturity dates following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding and closest to the Par Call Date, subject to clause (3) below; or

(3) if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time.

In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption (other than at the option of the Holder) shall be given by mail to Holders of Securities all as provided in the Mortgage. As provided in the Mortgage, notice of redemption at the election of the Company as aforesaid may state that such redemption shall be conditional upon the receipt by the applicable Paying Agent or Agents of money sufficient to pay the principal of and premium, if any, and interest, if any, on this Security on or prior to the date fixed for such redemption; a notice of redemption so conditioned shall be of no force or effect if such money is not so received and, in such event, the Company shall not be required to redeem this Security.

In the event of redemption of this Security in part only, a new Security or Securities of this series of like tenor representing the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Mortgage contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Mortgage and the Series Officer’s Certificate.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Mortgage.

The Mortgage permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of this series at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding to be directly affected thereby. The Mortgage also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Mortgage and certain past defaults under the Mortgage and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Mortgage, the Holder of this Security shall not have the right to institute any proceeding with respect to the Mortgage or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as the Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Mortgage and no provision of this Security or of the Mortgage shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. As provided in the Mortgage and subject to certain limitations therein and herein set forth, Securities of this series are exchangeable for Securities of this series, of authorized denominations and of like tenor and aggregate principal amount, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company shall not be required to execute, and the Security Registrar shall not be required to register, the transfer of or exchange of (a) Securities of this series during a period of 15 days immediately preceding the date notice is to be given identifying the serial numbers of the Securities of this series called for redemption, (b) any Security during the 15 days before an Interest Payment Date, or (c) any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act shall be applicable.

As provided in the Mortgage, no recourse shall be had for the payment of the principal of or premium, if any, or interest on any Securities, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under the Mortgage, against, and no personal liability whatsoever shall attach to, or be incurred by, any incorporator, shareholder, member, limited partner, officer, manager or director, as such, past, present or future of the Company or of any predecessor or successor of the Company (either directly or through the Company or a predecessor or successor of the Company), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Mortgage and all the Securities are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Mortgage and the issuance of the Securities.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Security shall not be entitled to any benefit under the Mortgage or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SYSTEM ENERGY RESOURCES, INC.

By:
Name:
Title:

[FORM OF CERTIFICATE OF AUTHENTICATION]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Mortgage.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory